Exhibit 24

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 UNITED STATES DISTRICT COURT CENTRAL DISTRICT OF CALIFORNIA WEIRD SCIENCE LLC, et al., Plaintiffs, v. SINDLEV, et al., Defendants. Case No. 2:24-cv-00645-HDV-MRWx ORDER DENYING DEFENDANTS MOTION FOR SANCTIONS [DKT. NO. 18]

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 2 I. INTRODUCTION This action arises out of a derivative suit that Plaintiffs Weird Science LLC and William Anderson Wittekind filed on behalf of the shareholders of Renovaro Biosciences, Inc. (Renovaro) against the companys Board and Officers, various Renovaro investors, and Renovaros outside counsel.1 Complaint [Dkt. No. 1]. Plaintiffs allege several securities law violations, breach of fiduciary duty, corporate waste, and other claims relating to Renovaros acquisition of the company GEDi (the Acquisition). After the Court denied Plaintiffs ex parte application for a temporary restraining order that sought to enjoin the Renovaro Board from holding a shareholder vote relating to the acquisition on January 25, 2024, see (Ex Parte Order) [Dkt. No. 12], Defendants filed a motion for sanctions (Motion) [Dkt. No. 18], which includes a request for attorneys fees. Defendants Motion is denied.2 The Court finds that Plaintiffs Complaint is nonfrivolous and concludes that Plaintiffs counsel have satisfied their Rule 11 duties in bringing this action. Moreover, Rule 11 motions should not be used to test the sufficiency of the pleadings. If Defendants believe that the allegations in the Complaint fail to state a claim as a matter of law, they must file an appropriate motion under Rule 12 after the required meet and confer process.3 The Court declines Defendants unorthodox invitation to engage in a fulsome analysis of a series of dispositive (and highly contested) legal and factual questions on a motion for sanctions.4 1 Defendants include Rene Sindlev, Mark Dybul, Gregg Alton, James Sapirstein, Jayne McNicol, Henrik Gronfeldt-Sorensen, Carol L. Brosgart, RS Group APS, RS Bio APS, Paseco APS, Ole Abildgaard, Karsten Ree Holding I APS, Karsten Ree Holding B APS, Karsten Ree, Poma Invest APS, TBC Invest A/S, Torben Bjorn Christensen, K&L Gates LLP, Clayton E. Parker, Lincoln Park Capital Fund LLC, and Renovaro Biosciences Inc. 2 The Court grants Defendants unopposed Request for Judicial Notice [Dkt. No. 18-3] under Federal Rule of Evidence 201, as all exhibits consist of official court records. See United States v. Black, 482 F.3d 1035, 1041 (9th Cir. 2007) ([Courts] may take notice of proceedings in other courts, both within and without the federal judicial system, if those proceedings have a direct relation to matters at issue.). 3 Plaintiffs have indicated a desire to amend their Complaint to add further detail. They should do so immediately (by no later than May 31, 2024), and any Rule 12 motion by Defendant should follow in due course. 4 The Court denies both parties requests for attorneys fees related to the filing of this Motion.

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 3 II. BACKGROUND The dispute focuses on allegations that Renovaros board members, officers, investors, and outside counsel violated securities laws and fiduciary duties by failing to disclose information related to the companys acquisition of GEDi. On January 23, 2024, Plaintiffs simultaneously filed its Complaint and ex parte application for a temporary restraining order that sought to enjoin a shareholder meeting scheduled for January 25, 2024. [Dkt Nos. 1, 2]. The Court immediately set the application for hearing and heard oral argument January 24, 2024. [Dkt. No. 11]. That same day, the Court denied Plaintiffs application. See Ex Parte Order. While the Court ruled that Plaintiffs failed to show a likelihood of success of this record, no specific findings adverse to Plaintiffs on these issues were made. Id. at 2. After the Courts ruling, on January 26, 2024, Defendants counsel reached out to Plaintiffs counsel to inquire about their litigation intentions given the Courts ruling. Declaration of Michael J. Quinn (Quinn Decl.) ¶ 2, Ex. A. Defendants indicated that they believe[d] Rule 11 is implicated and wanted to afford [Plaintiffs] the opportunity to avoid it, asking if Plaintiffs intend[ed] to dismiss this particular litigation. Id. The Defendants then prepared and served Plaintiffs counsel with the sanctions motion papers on February 6, 2024. Id. ¶ 4, Ex. B. Plaintiffs refused to withdraw their Complaint, and Defendants filed the Motion now before the Court.5 III. LEGAL STANDARD Under Rule 11(b) of the Federal Rules of Civil Procedure, an attorneys filing of any complaint, motion, or other documents constitutes a representation to the Court that: (1) it is not being presented for any improper purpose, such as to harass, cause unnecessary delay, or needlessly increase the cost of litigation; (2) the claims, defenses, and other legal contentions are warranted by existing law or by a nonfrivolous argument for extending, modifying, or reversing existing law or for establishing new law; (3) the factual contentions have evidentiary support or, if specifically so identified, will likely have evidentiary support after a reasonable opportunity for further investigation or discovery; and (4) the denials of factual contentions are warranted on the evidence or, if specifically so identified, are reasonably based on belief or a lack of information. 5 On April 4, 2024, Plaintiffs filed their Opposition (Opp.) [Dkt. No. 21]. On April 11, 2024, Defendants filed their Reply [Dkt. No. 24].

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 4 Fed. R. Civ. P. 11(b). In short, Rule 11 imposes a duty upon those who sign pleadings to certify by their signature that (1) they have read the pleadings or motions they file and (2) the pleading or motion is well-grounded in fact, has a colorable basis in law, and is not filed for an improper purpose. Smith v. Ricks, 31 F.3d 1478, 1488 (9th Cir. 1994) (citations omitted). But the Committee Notes on Amendments to the Federal Rules of Civil Procedure explain that Rule 11 motions for sanctions should not be employed to test the legal sufficiency or efficacy of allegations in the pleadings; other motions are available for those purposes. Nor should such motions be prepared to emphasize the merits of a partys position, to intimidate an adversary into withdrawing contentions that are fairly debatable, [or] to increase the costs of litigation. Id. Rule 11 requires an evaluation of what constitutes a reasonable inquiry under all the circumstances of a case. [Ninth Circuit] precedent outlines several relevant (but not mandatory) factors, including access to relevant information, the experience of an attorney versus the level of specialized expertise necessary, whether the allegations are related to knowledge, purpose, or intent, the relation of an allegedly frivolous claim to the pleading as a whole, the length of time the attorney had to investigate, and the complexity of the case. Persian Gulf, Inc. v. Alon USA Energy, Inc., No. 22-56016, 2023 WL 8889557, at *1 (9th Cir. Dec. 26, 2023) (citations omitted). [T]he imposition of a Rule 11 sanction is not a judgment on the merits of an action. Rather, it requires the determination of a collateral issue: whether the attorney has abused the judicial process, and, if so, what sanction would be appropriate. Cooter & Gell v. Hartmarx Corp., 496 U.S. 384, 396 (1990). IV. DISCUSSION Defendants argue that Plaintiffs Complaint is frivolous and merits sanctions for three primary reasons. Motion at 618. First, Defendants assert that Plaintiffs demand futility theory is foreclosed based on their actions and Delaware law. Second, Defendants contend that Plaintiffs are unsuited to serve as derivative plaintiffs given their ongoing litigation against Renovaro in other courts. And third, Defendants aver that this Court lacks jurisdiction based on the forum selection clause in the merger agreement between Weird Science and Renovaro. The Court rejects and addresses each issue in turn.

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 5 A. Demand Futility Defendants contend that Plaintiffs demand futility claims are completely unjustified and constitute a brazen violation of the fundamental precepts of Delaware law given their letter for corrective action sent to Defendants on January 19, 2024. Motion at 69, Complaint ¶¶ 111113. They assert that Plaintiffs had two options: (1) to sue Defendants without sending a demand letter under demand futility or (2) to wait for Defendants to respond to the demand letter. Motion at 67 (citing Dahle v. Pope, No. 2019-0136, 2020 WL 504982 at *14 (Del. Ch. Jan. 31, 2020)). Because Plaintiffs sent the January 19, 2024 letter, Defendants argue that they are foreclosed from filing suit. But Plaintiffs put forth many good faith factual and legal reasons as to why this might not be true. See Opp. 1416. Defendants provided very little information in their papers and at oral argument about the status of the investigation by the board of directors (including whether anything has happened in the investigation to date), nor have Defendants moved to stay the case pending the investigation. And Plaintiffs argue that since their allegations implicate the board, they may be able to skirt the demand issues. In short, the Court finds that this issue has not been fully developed and is not ripe for adjudication on a sanctions motion. The Court does not express an opinion on the validity or invalidity of these arguments except to find that Plaintiffs position is not frivolous. B. Suitability of Plaintiffs Next, Defendants argue that Plaintiffs are patently unsuitable derivative plaintiffs given their ongoing litigation against Renovaro, and thus are not legally permitted to bring this actionregardless of its merits. Motion at 9. Defendants note that derivative plaintiff Wittekind has been sued for fraud by Renovaro in Los Angeles County Superior Court6 and is suing Renovaro in the Delaware Court of Chancery for breach of an Investor Rights Agreement.7 Motion at 11. They allege the Delaware Action in particular overlaps with the allegations in this action. Id. at 12. This challenge is a serious one. But determining whether Plaintiffs are suitable derivative plaintiffs in this action involves a complex factual analysis requiring a multi-factor inquiry. See 6 Enochian Biosciences, Inc. v. Gumrukcu, et al., Case No. 22STCV34071. 7 Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al., Case No. 2023-0599-MTZ.

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 6 Larson v. Dumke, 900 F.2d 1363, 1367 (9th Cir. 1990) (establishing eight factors that are intertwined or interrelated, and it is frequently a combination of factors which leads a court to conclude that the plaintiff does not fulfill the requirements of [Rule] 23.1.). Only a few factors consider the relative magnitude of the plaintiffs personal interests and the plaintiffs vindictiveness towards the defendants. Id. Evaluating these factors is appropriate in the event of a motion to dismiss, not a motion for sanctions. Reviewing the complaints, this action does not appear identical to the Los Angeles County and Delaware litigation that Defendants cite. A motion for sanctions is not an appropriate mechanism to decide this issue. C. Forum-Selection Clause Finally, Defendants argue that Plaintiffs deliberately selected this forum in direct contravention of a contractual forum-selection clause conferring exclusive jurisdiction and venue over this matter in the courts of Delaware. Motion at 14. On January 12, 2018, Weird Science, Renovaro, and other parties entered signed a Merger Agreement (2018 Merger Agreement), which stated that for the purpose of any action arising out of or relating to this Agreement brought by any Party against another Party arising out of or relating to this Agreement irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware. Declaration of Dr. Mark Dybul (Dybul Decl.) ¶ 2, Ex. A 2018 Merger Agreement, § 11.10 [Dkt. No. 18-1]. But Plaintiffs take the plausible legal position that the misconduct alleged in this derivative complaint are unrelated to the 2018 Merger Agreement because the complaint focuses on a derivative claim for violating the federal securities laws. Instead of a dispute related to the merger of entities, this suit deals with shareholders suing the company itself. And Plaintiffs indicate that neither Renovaros Certificate of Incorporation nor Renovaros Bylaws have a forum selection clause for shareholder litigation, arguments which Plaintiffs counsel conveyed to Defendants. Declaration of Megan A. Maitia (Maitia Decl.) ¶¶ 4344 [Dkt. No. 21-1]. Such a position is not frivolous, and the Court finds that this is not an appropriate basis for sanctions. D. Other Reasons Defendants then point to a grab bag of other arguments to justify sanctions, which the Court

Case 2:24-cv-00645-HDV-MRW Document 27 Filed 05/16/24 Page 7 of 7 Page ID #:1234

rejects for similar reasons discussed *supra*. Motion at 18–20. In particular, the Court rejects Defendants' argument that sanctions are warranted because the *Colorado River* doctrine prevents the Court from exercising jurisdiction over this action. *See Colorado River Water Conservation Dist. v. United States*, 424 U.S. 800 (1976). In *Seneca Ins. v. Strange Land, Inc.*, the Ninth Circuit discusses the eight-factor test under *Colorado River*, explaining that these factors are not a "mechanical checklist" but must be examined in "a pragmatic, flexible manner with a few to the realities of the case at hand," and "with the balance heavily weighed in favor of the exercise of jurisdiction." 862 F.3d 835, 841–42 (9th Cir. 2017) (citations omitted). Defendants fail to adequately grapple with these factors, which are more appropriate for a motion to dismiss or transfer. The mere fact that the Delaware Action is not a shareholder derivative suit, while this one is, necessitates the need for analysis and demonstrates a reasonable basis for Plaintiffs' pleading. Plaintiffs have demonstrated that their legal positions are "fairly debatable," "warranted by existing law or by a nonfrivolous argument for extending, modifying, or reversing existing law or for establishing new law." Fed. R. Civ. P. 11(b)(2) and Notes of Advisory Committee on Rules (1993).

In summary, a Rule 11 motion for sanctions is not an appropriate substitute for a motion to dismiss. The Court declines to view this as a motion on the pleadings. Plaintiffs have demonstrated that their legal positions are nonfrivolous and have not been litigated in bad faith.

V. CONCLUSION

Defendants' Motion is denied.

Dated: May 16, 2024

Hernán D. Vera
United States District Judge

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